UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2007

NESTOR, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12965	13-3163744
(Commission File Number)	(IRS Employer Identification Number)

42 Oriental Street; Third Floor, Providence, Rhode Island
(Address of principal executive offices)

(401) 274-5658
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02                      RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Nestor, Inc. (the “Company”) announced today that it expects to be granted an additional 180 days in which to meet The Nasdaq Stock Market’s continued listing requirements.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

On April 23, 2007, the Company received notice from The Nasdaq Stock Market (“Nasdaq”) that because the Company’s stock had traded below $1.00 for a period of 30 consecutive business days, it did not then comply with the minimum requirement for continued inclusion in Nasdaq under Marketplace Rule 4310(c)(4) (the “Continued Listing Requirement”).  As a result of the Company’s failure to satisfy the Continued Listing Requirement, the Company was afforded 180 calendar days, or until October 22, 2007, to meet the Continued Listing Requirement.  As of the date of this filing, the Company has not been able to demonstrate compliance with the Continued Listing Requirement.  As a result, the Company must now demonstrate that it presently meets Nasdaq’s Capital Market initial listing requirements (other than the bid price requirement) set forth in Marketplace Rule 4310(c) as in effect prior to September 1, 2007.

The below table sets forth both the applicable initial listing requirements and the Company’s status with respect to each of the requirements.  All information contained in the below table is as of the date hereof except for Stockholder’s Equity, which is as of September 30, 2007, and Round Lot Holders, which is as of May 7, 2007, the most recent dates for which such information is available.

Applicable Initial Listing Requirements	Nasdaq Minimum Threshold	The Company’s Position
Stockholder’s Equity	$5million	$5,379,000
Publicly Held Shares	1million	11,451,868
Market Value of Publicly Held Shares	$5million	$8,016,307
Shareholders (round lot holders)	300	1,669+
Market Makers	3	18
Operating History	1 year	24 years
Corporate Governance	Compliance with Rules 4350, 4351, & 4360	Yes, complies with Rules 4350, 4351, & 4360

Based upon the foregoing, the Company expects that the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar days to fully comply.  This period would run to April 21, 2008.

ITEM 9.01.                      FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Exhibit

99.1	Press Release dated October 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESTOR, INC.

	By:	/s/Nigel P. Hebborn
Nigel P. Hebborn
Executive Vice President and Chief Financial Officer

Date:October 22, 2007